EXHIBIT A

Schedule of Transactions in Shares by Sit Entities in the last 60 days:

Date of Transaction	Transaction	Shares of Common Stock	Price Per Share
12/31/2024	BUY	13,000	9.43
01/13/2025	BUY	600	9.39